Exhibit 99.1

etrials Worldwide Announces CFO Resignation

Morrisville, NC – June 2, 2008 – etrials Worldwide, Inc. (Nasdaq: ETWC), a leading provider of adaptive eClinical software and services that optimize clinical trial management by turning data into intelligence and shortening the pathway to an actionable study endpoint, announced today that James W. Clark, Jr. has resigned his position as secretary, treasurer and chief financial officer, effective May 31, 2008 to pursue other opportunities. The board has initiated a national search for a new CFO. In the interim, etrials’ corporate controller and vice president of finance, Joseph F. Trepanier III (Jay), CPA, will serve as secretary and chief financial officer.

“On behalf of etrials, I would like to thank Jim for his contributions to the company. Jim was instrumental in bringing the company public in February 2006, and building our financial and internal controls. We wish him all the best in his future endeavors,” said Chip Jennings, president and chief executive officer.

“We are fortunate to have Jay as a resource to assume the reins of the company’s financial operations while the board conducts its search for a permanent chief financial officer,” added Jennings. “Jay’s background in financial management and accounting operations combined with his hands-on knowledge of etrials’ SEC reporting policies, audit procedures and financial systems, not to mention his work with the Company’s auditors on the first quarter review, will enable him to seamlessly transition into his new responsibilities.

“Jay has been playing a significant role in helping us identify various productivity improvements as we continue to implement our planned investments in re-engineering initiatives and organizational improvements designed to create a higher industry standard in service delivery. We appreciate his contributions to this company-wide undertaking,” said Jennings. “Our efforts remain aimed at increasing bookings and backlog in 2008 and entering 2009 ready to accelerate top-line growth and crossover to profitability.”

About etrials(R)
etrials Worldwide, Inc. (Nasdaq: ETWC) a leading provider of eClinical software and services to pharmaceutical, biotechnology, medical device, and contract research organizations offers adaptive, Web-based tools that work together to coordinate data capture, logistics, patient interaction and trial management – turning data into intelligence and shortening the pathway to an actionable study endpoint. etrials is one of the only top-tier solution providers that offers electronic data capture (EDC), interactive voice and Web response (IVR/IWR), electronic patient diaries (eDiary) as part of a flexible and integrated software-as-a-service (SaaS) platform or as individual solutions to capture high quality data from multiple pivot points to enable real-time access for perfectly informed decision-making. As an experienced leader, etrials has facilitated over 900 trials involving more than 400,000 patients in 60 countries; and has participated in 33 studies used for new drug applications. To learn more visit us at www.etrials.com. etwcf

Forward-Looking Statements

This announcement contains forward-looking statements, including statements regarding future bookings, backlog and profits, all of which involve risks and uncertainties. Actual results could differ materially from those discussed. Factors that could cause or contribute to such differences include, but are not limited to, delays in the current schedule for clinical trials by existing clients, utilization of our software and services by clients to a lesser degree than is currently expected and terminations of existing projects, all of which are possible because our client agreements do not generally have minimum volume guarantees and can be terminated without penalty by clients, and failure to secure new project bookings at the rate management targets. More information about potential factors which could cause actual results to differ from the forward looking statements included in this announcement is included in our filings with the Securities and Exchange Commission, including in the Risk Factors section of the Form 10-KSB filed with the Securities and Exchange Commission on March 10, 2008.  All forward-looking statements are based on information available to us on the date hereof, and we assume no obligation to update such statements.

etrials® is the registered trademark in the United States of etrials Worldwide, Inc. Other marks belong to their respective owners and are used with permission.

SOURCE: etrials Worldwide, Inc.

Contacts:
Investors:	Media:
Lippert/Heilshorn & Associates	etrials Worldwide, Inc.
Jody Burfening/Amy Gibbons	Chris Sakell
212-838-3777	919-653-3658
agibbons@lhai.com	Chris.Sakell@etrials.com